Exhibit 3.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

PAA NATURAL GAS STORAGE, L.P.

This Amendment No. 1 (this “Amendment No. 1”) to the Second Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) of PAA Natural Gas Storage, L.P. (the “Partnership”) is hereby adopted by PNGS GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement as set forth herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) Sections 5.12(a), 5.12(b) and 5.12(c) of the Partnership Agreement are hereby amended and restated in their entirety as follows:

Section 5.12 Series B Subordinated Units.

(a) 2,600,000 Series B Subordinated Units (the “First Tranche Series B Subordinated Units”) will convert into Series A Subordinated Units on a one-for-one basis on the first Business Day following the satisfaction of all of the following conditions: (i) the General Partner has determined that the Partnership has placed into service an aggregate amount of working gas storage capacity at Pine Prairie that totals at least 29.6 Bcf, (ii) the Partnership generates Distributable Cash Flow for two consecutive Quarters sufficient to pay a distribution of at least $0.4275 per Unit in each such Quarter on the Weighted Average Subject Interests and the First Tranche Series B Subordinated Units and (iii) the Partnership makes distributions of Available Cash from Distributable Cash Flow of at least $0.4275 per Unit for two consecutive Quarters on the Subject Interests and any corresponding Incentive Distributions on the Incentive Distribution Rights (such conditions, collectively the “First Threshold”).

(b) 2,833,333 Series B Subordinated Units (the “Second Tranche Series B Subordinated Units”) will convert into Series A Subordinated Units on a one-for-one basis on the first Business Day following the satisfaction of all of the following conditions: (i) the General Partner has determined that the Partnership has placed into service an aggregate amount of working gas storage capacity at Pine Prairie that totals at least 35.6 Bcf, (ii) the Partnership generates Distributable Cash Flow for two consecutive Quarters sufficient to pay a distribution of at least $0.4275 per Unit in each such Quarter on the Weighted Average Subject Interests and the Second Tranche Series B Subordinated Units and, if any remain Outstanding, First Tranche Series B Subordinated Units and (iii) the Partnership makes distributions of Available Cash from Distributable Cash Flow of at least $0.4275 per Unit for two consecutive Quarters on the Subject Interests and any corresponding Incentive Distributions on the Incentive Distribution Rights (such conditions, collectively the “Second Threshold”).

(c) 2,066,667 Series B Subordinated Units (the “Third Tranche Series B Subordinated Units”) will convert into Series A Subordinated Units on a one-for-one basis on the first Business Day following the satisfaction of all of the following conditions: (i) the General Partner has determined that the Partnership has placed into service an aggregate amount of working gas storage capacity at Pine Prairie that totals at least 41.6 Bcf, (ii) the Partnership generates Distributable Cash Flow for two consecutive Quarters sufficient to pay a distribution of at least $0.4275 per Unit in each such Quarter on the Weighted Average Subject Interests and the Third Tranche Series B Subordinated Units and, if any remain Outstanding, First Tranche Series B Subordinated Units and Second Tranche Series B Subordinated Units and (iii) the Partnership makes distributions of Available Cash from Distributable Cash Flow of at least $0.4275 per Unit for two consecutive Quarters on the Subject Interests and any corresponding Incentive Distributions on the Incentive Distribution Rights (such conditions, collectively the “Third Threshold”).

Section 2. General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 effective as of February 2, 2012.

PNGS GP LLC

By:	/s/ Greg L. Armstrong
Greg L. Armstrong
Chairman and Chief Executive Officer